Exhibit 11




                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                   Exhibit 11

                          STATEMENT RE: COMPUTATION OF
                               PER SHARE EARNINGS




                                       THREE MONTHS ENDED JANUARY 31,
                                          1996                1995
                                              FULLY                FULLY
                                   PRIMARY   DILUTED   PRIMARY    DILUTED
                                   -------   -------   -------    -------
(in thousands, except per share amount)

Net income (loss) ..............   $   572   $   572   $  (473)   $  (473)
                                   =======   =======   =======    =======

Weighted average common
     shares outstanding ........     5,426     5,426     5,415      5,415

Assumed issuances under stock
     option plans (1) ..........       153       153      --         --
                                   -------   -------   -------    -------

                                     5,579     5,579     5,415      5,415
                                   =======   =======   =======    =======

Earnings (loss) per common share   $   .10   $   .10   $  (.09)   $  (.09)
                                   =======   =======   =======    =======



(1) NO ASSUMED ISSUANCES UNDER STOCK OPTION PLANS WERE MADE IN 1995 BECAUSE SUCH ISSUANCES WOULD HAVE BEEN ANTI-DILUTIVE.